                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CHURCH & DWIGHT CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            NOTICE OF ANNUAL MEETING
                      OF STOCKHOLDERS AND PROXY STATEMENT

                                  MEETING DATE
                                  MAY 11, 1995

                           CHURCH & DWIGHT CO., INC.
                           469 NORTH HARRISON STREET
                        PRINCETON, NEW JERSEY 08543-5297

                        CONSUMER AND SPECIALTY PRODUCTS

CHURCH & DWIGHT CO., INC.                                                   LOGO

469 North Harrison Street, Princeton, New Jersey 08543-5297

Notice of Annual Meeting of Stockholders to be held Thursday, May 11, 1995.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, on Thursday, May 11, 1995, at 11:00 a.m., to consider and take action on the following:

          1. Election of four persons to serve as Directors for a term of three years.

          2. Proposal to amend the 1983 Stock Option Plan to increase the total number of shares authorized for issuance thereunder.

          3. Approval of the appointment of Deloitte & Touche as independent auditors of the Company's 1995 financial statements.

          4. To consider and act upon a stockholder proposal requesting that the Board of Directors take the steps necessary to provide for the election of Directors annually and not by class.

          5. To consider and act upon a stockholder proposal requesting that the Board of Directors search for qualified minority candidates for nomination to the Board of Directors.

          6. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 13, 1995, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of Herrick, Feinstein, 2 Park Avenue, New York, New York 10016, commencing on May 1, 1995.

                                        MARK A. BILAWSKY
                                        Vice President, General Counsel
                                        and Secretary

Princeton, New Jersey
March 31, 1995

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297

                                                                  March 31, 1995

                                Proxy Statement

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 11, 1995.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 13, 1995, is entitled to vote in accordance with the amendment to the Company's Restated Certificate of Incorporation which was adopted by the stockholders and became effective on February 19, 1986. At the Annual Meeting, to be held on May 11, 1995, each share of stock beneficially owned by the same person for a period of 48 consecutive months preceding March 13, 1995, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 29 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 13, 1995, was 19,539,095.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting and all proxies will be voted, if no contrary instruction is indicated on the proxy, FOR the election of the nominees described herein, FOR approval of the proposed amendment to the 1983 Stock Option Plan to increase the total number of shares authorized for issuance thereunder, FOR approval of the appointment of Deloitte & Touche as independent auditors, AGAINST the stockholder proposed resolution relating to the election of Directors annually and not by class, and AGAINST the stockholder proposed resolution seeking qualified minority candidates for nomination to the Board of Directors.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the votes, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors or abstentions with regard to proposals 2, 3, 4 and 5 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposals 2, 3, 4 and 5 requires the affirmative vote of such number of shares as are entitled to cast a majority of the votes present in person or by proxy at the meeting. Abstentions are counted as non-affirmative votes on proposals 2, 3, 4 and 5, whereas broker non-votes are not counted in tabulating the votes thereon.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telegraph and telephone through its regular employees who will not be additionally compensated. The cost thereof will be borne by the Company. The Company has retained D. F. King & Co., Inc., to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes with the Directors in each class serving for a term of three years. At the 1995 Annual Meeting of Stockholders, four Directors will be elected to serve until the 1998 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws.

     Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                     STANDING FOR ELECTION -- MAY 11, 1995

TERM EXPIRES IN 1995

                   ROBERT H. BEEBY
                   Mr. Beeby, 63, retired June 1991 as President and Chief Executive Officer of Frito- Lay, Inc., the nation's largest manufacturer of snack food.
                       Prior to that, he served as President and Chief Executive Officer of
                       Pepsi-Cola International. He currently serves as Chairman of the Board of Service America Corporation, and is a member of the Board of
                       Directors of the Columbia Gas System, Inc. and Applied Extrusion
                       Technologies, Inc. He became a member of the Board in May 1992. He is a member of the Compensation & Organization Committee of the Board.

                   J. RICHARD LEAMAN, JR.
                   Mr. Leaman, 60, is President, Chief Executive Officer and a member of the
                       Board of Directors of S. D. Warren Company, a producer of coated printing and publishing papers. He retired as Vice Chairman of Scott Paper
                       Company on January 1, 1995, a position he held since April 1991. Mr.
                       Leaman is on the Board of Directors of Pep Boys, Vice Chairman of the
                       Executive Committee and Board of Trustees of Widener University, a
                       member of The Conference Board's Council on Global Business Management
                       and a member of the Dartmouth Alumni Council. Mr. Leaman has been a
                       Director of the Company since 1985. He is a member of the Audit
                       Committee of the Board.
                   DWIGHT C. MINTON
                   Mr. Minton, 60, is Chairman of the Board, Chief Executive Officer and
                       President of the Company. He currently serves as a Director of Chemical
                       Bank New Jersey (N.V.), Crane Co., Medusa Corporation and First Brands
                       Corporation. He has been a Director of the Company since 1965 and serves as Chairman of the Stock Option Plan for Directors, Executive
                       and Loan Committees of the Board.
                   JOHN O. WHITNEY
                   Mr. Whitney, 67, is a Professor and Executive Director, the Deming Center
                       for Quality Management at Columbia Business School. He currently serves as a member of the Board of Directors of the Turner Corporation and
                       Atchison Castings, Inc. He also serves as Advisory Director of
                       Newsbank. He became a member of the Board in October 1992. He is a member of the Compensation & Organization Committee of the Board.

                              CONTINUING DIRECTORS

TERM EXPIRES IN 1996

                   CYRIL C. BALDWIN, JR.
                   Mr. Baldwin, 67, is Chairman of the Board and Chief Executive Officer of
                       Cambrex Corporation, a specialty chemicals company. He became a Director of the Company in 1983. He is a member of the Executive and Compensation &
                       Organization Committees and the Committee on Directors of the Board.

                   WILLIAM R. BECKLEAN
                   Mr. Becklean, 58, is Senior Vice President of Tucker Anthony, Inc., a
                       full-service regional brokerage and investment banking firm. He previously served as Vice President of Kidder, Peabody & Co., Inc. He became a
                       Director of the Company in 1980. Mr. Becklean is a member of the Audit and Finance Committees of the Board.
                   ROSINA B. DIXON, M.D.
                   Dr. Dixon, 52, has been a consultant to the pharmaceutical industry since
                       1986. She currently serves as a Director of Enzon Inc. She became a
                       Director of the Company in 1979. Dr. Dixon currently serves as Chairman of the Compensation & Organization Committee of the Board and is a
                       member of the Committee on Directors and the Executive Committee of the
                       Board.
                   DEAN P. PHYPERS
                   Mr. Phypers, 66, retired in 1987 as Senior Vice President and Director of
                       International Business Machines Corporation, a leading manufacturer of information systems. He currently serves as a Director of American
                       International Group, Bethlehem Steel Corporation and Cambrex
                       Corporation. He has been a Director of the Company since 1974. He serves as Chairman of the Finance Committee and the Committee on
                       Directors, and is a member of the Executive Committee of the Board.

TERM EXPIRES IN 1997

                   JOHN D. LEGGETT, III, PH.D.
                   Mr. Leggett, 54, is President of Sensor Instruments Co., Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental sensing instrumentation. He has been a
                       Director of the Company since 1979 and currently is a member of the
                       Executive, Audit and Compensation & Organization Committees of the
                       Board.
                   ROBERT A. MCCABE
                   Mr. McCabe, 60, is President of Pilot Capital Corporation, whose business is providing equity financing for private companies. He is a member of the
                       Board of Directors of Borg-Warner Security Corporation,
                       Morrison-Knudsen Corporation, Thermo Electron Corporation, and Thermo
                       Instrument Systems, Inc. Mr. McCabe is a Trustee of the American School
                       of Classical Studies at Athens, the Thera Foundation, Athens College,
                       and the French Library in Boston. Mr. McCabe has been a Director of the
                       Company since 1987. He is a member of the Finance Committee of the
                       Board.

                   JARVIS J. SLADE
                   Mr. Slade, 69, is a partner in Hampton Capital Company, a merchant banking firm. Mr. Slade is Chairman of the Board of MCRB Service Bureau Corp., and
                       a member of the Board of Directors of PrimeEnergy Corporation and
                       Lexington Management Group. Mr. Slade has been a Director of the
                       Company since 1970. He currently serves as Chairman of the Audit
                       Committee and is a member of the Executive and Finance Committees of the Board.

     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 1994 there were fourteen meetings of the Board of Directors. All Directors attended at least seventy-five percent of the total number of meetings held.

     The Company has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The typical duties of a Nominating Committee, the screening and selection of candidates to fill vacancies on the Board of Directors, are the responsibility of the Committee on Directors.

AUDIT COMMITTEE

     The Audit Committee met four times during 1994. The Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls.

COMPENSATION & ORGANIZATION COMMITTEE

     The Compensation & Organization Committee met seven times during 1994. All members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include: the evaluation of the performance of the Company's Executive Officers; consideration of the design and competitiveness of the Company's compensation plans; review and approval of Executive Officer compensation; and administration of the Company's compensation plans.

COMMITTEE ON DIRECTORS

     The Committee on Directors was established in November 1994. The members of the Committee met once during 1994. The functions of the Committee include, among other things, the selection, evaluation and consideration of candidates for nomination to the Board; and the monitoring and evaluation of overall Board performance.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 13, 1995) by each Executive Officer.

             NAME                 AGE                            POSITION
------------------------------  --------   ----------------------------------------------------
Dwight C. Minton..............     60(1)   Chairman of the Board, Chief Executive Officer and
                                             President
Mark A. Bilawsky..............     47(1)   Vice President, General Counsel and Secretary
Mark G. Conish................     42(1)   Vice President Manufacturing and Distribution
Robert A. Davies, III.........     59(1)   Vice President, President Arm & Hammer Division
Anthony P. Deasey.............     45(1)   Vice President Finance and Chief Financial Officer
Kenneth J. Giacin.............     48(1)   Vice President Business Development & Technology
Michael J. Kenny..............     49(1)   Vice President, President Specialty Products
                                           Division
Dennis M. Moore...............     44(1)   Vice President Administration
Martin A. Pickus..............     52(1)   Vice President and Treasurer
Leo T. Belill.................     54(2)   Vice President Specialty Products Division
James P. Crilly...............     52(2)   Vice President Sales Arm & Hammer Division
Gary P. Halker................     44(2)   Vice President and Chief Information Officer
Ronald D. Munson..............     52(2)   Vice President International Operations
Albert R. Nicusanti...........     46(2)   Vice President and General Manager Household
                                           Products Arm & Hammer Division
Mark L. Stolp.................     39(2)   Controller

---------------

(1) Executive Officers serving for such term as the Board of Directors shall determine.

(2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Minton was elected Chairman of the Board and Chief Executive Officer of the Company in 1981. For the thirteen years immediately prior he served as President and Chief Executive Officer. In October 1990, he was re-elected to the office of President.

     Mr. Bilawsky joined the Company in 1976 and in 1979 he became Associate General Counsel and Tax Counsel. In 1989 he was elected Vice President, General Counsel and Secretary of the Company.

     Mr. Conish was appointed Vice President Manufacturing and Engineering on April 19, 1993 and on November 1, 1994 he became Vice President Manufacturing and Distribution. For the previous nineteen years he served in various management positions, the most recent being Senior Director, Manufacturing/ Engineering.

     Mr. Davies was elected President of the Arm & Hammer Division on January 26, 1995. From 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is a member of the Board of DSLT, Inc. and PAN Pacific Fisheries, Inc.

     Mr. Deasey joined the Company in October 1988 as Vice President Finance and Chief Financial Officer.

     Mr. Giacin joined the Company in October 1991 as Vice President New Business Development, Arm & Hammer Division and became Vice President Business Development & Technology on October 18, 1993. For the seventeen years prior to joining the Company, Mr. Giacin was employed by Johnson & Johnson, Inc. in various management positions.

     Mr. Kenny joined the Company in February 1991 as Vice President, President Specialty Products Division. For more than 20 years prior to joining the Company, he was employed by NL Industries, Inc. His most recent positions were:
President and Chief Operating Officer, RHEOX Inc., a wholly-owned subsidiary of NL Industries; President North American Operations, NL Chemicals, Inc.; and Director of Sales and Marketing, North American Operations, NL Chemicals.

     Mr. Moore became Vice President Administration of the Company in May 1989. He joined the Company in 1980 and in 1984 was elected Vice President Human Resources.

     Mr. Pickus became Vice President and Treasurer of the Company in May 1989. He joined the Company in 1969. His career with the Company has spanned most aspects of accounting and finance.

     Mr. Belill was appointed Vice President and General Manager Basic Products Group in August 1989. In April 1991, Mr. Belill became Vice President Specialty Products Division. Since joining the Company in 1986 he has held various General Manager and Vice President positions within the Specialty Products Division.

     Mr. Crilly joined the Company on February 2, 1995 as Vice President Sales, Arm & Hammer Division. From 1989 to 1990, Mr. Crilly was retained by California Home Brands as a consultant in Sales and Marketing. From 1990 to 1994 he was a partner in California Calamari & Gold Coast Fisheries.

     Mr. Halker joined the Company in 1977 and in 1984 was appointed Controller of the Company. On March 8, 1993, Mr. Halker became Chief Information Officer and on August 30, 1994 he became Vice President and Chief Information Officer.

     Mr. Munson joined the Company in 1983 as Director of Marketing, Chemicals Division and has served in various managerial positions in sales and marketing prior to being appointed Vice President and General Manager Performance Products Group in July 1989. In July 1991 he became Vice President International Operations.

     Mr. Nicusanti joined the Company in 1977 and served in various sales management positions prior to being appointed Vice President Sales Arm & Hammer Division in January 1987. On September 1, 1994 he became Vice President and General Manager Laundry Products and on February 2, 1995 he became Vice President and General Manager Household Products, Arm & Hammer Division.

     Mr. Stolp was appointed Controller of the Company on March 8, 1993. For the seven years immediately preceding, he served as Assistant Controller.

SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 1, 1995, of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

                      NAME AND ADDRESS                      AMOUNT AND NATURE OF       PERCENT
                     OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     OF CLASS(1)
    -----------------------------------------------------  -----------------------   -----------
    Chemical Banking Corporation.........................         1,624,186(2)           8.31
      270 Park Avenue
      New York, New York 10017

    John D. Leggett, Jr. ................................         1,563,172(3)(4)        8.00
      469 North Harrison Street
      Princeton, New Jersey 08543-5297

    Gabelli Funds, Inc. .................................         1,451,000(5)           7.43
      One Corporate Center
      Rye, New York 10580-1434

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, each Executive Officer named below, and by all Executive Officers and Directors as a group, as of March 13, 1995, is set forth in the table below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                             AMOUNT AND NATURE OF   STOCK OPTION PLAN     PERCENT
                     NAME                    BENEFICIAL OWNERSHIP   FOR DIRECTORS(6)    OF CLASS(1)
    ---------------------------------------  --------------------   -----------------   -----------
    Cyril C. Baldwin, Jr. .................           10,340(6)(7)         4,000              --
    William R. Becklean....................            8,608(6)(7)         4,000              --
    Robert H. Beeby........................            6,000(6)            3,000              --
    Rosina B. Dixon, M.D. .................           28,559(6)(7)(8)      4,000              --
    J. Richard Leaman, Jr. ................            7,840(6)(7)         4,000              --
    John D. Leggett, III, Ph.D. ...........            7,840(6)(7)         4,000              --
    Robert A. McCabe.......................           15,640(6)(7)         4,000              --
    Dwight C. Minton.......................          741,291(9)               --            3.76
    Dean P. Phypers........................           11,240(6)(7)         4,000              --
    Jarvis J. Slade........................           12,792(6)(7)         4,000              --
    John O. Whitney........................            3,000                  --              --
    Anthony P. Deasey......................           71,857(10)              --              --
    Kenneth J. Giacin......................           23,873(11)              --              --
    Michael J. Kenny.......................           42,822(12)              --              --
    Dennis M. Moore........................           56,541(13)              --              --
    All Executive Officers and Directors as
      a group..............................        1,263,723(6)(14)       35,000            6.36

---------------

 (1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if greater than one percent of the class.

 (2) Chemical Banking Corporation reported sole voting power over 673,470 shares, and sole investment over 514,520 shares, shared voting power over 141,666 shares and shared investment power over 1,109,666 shares.

 (3) Includes 815,000 shares held by a trust of which Chemical Banking Corporation and Loren C. Berry serve as co-trustees. Mr. Berry, together with Duncan D. Dwight and Mr. Leggett, Jr., who are all stockholders and former Directors of the Company, may under the trust instrument, vote such shares jointly at their discretion. Mr. Dwight, Mr. Berry and Mr. Leggett, Jr. each hold a 1/27th interest in the trust assets.

 (4) Includes 40,500 shares owned of record by Mr. Leggett, Jr. and his wife for the benefit of his wife and 1,280 shares owned by his wife, as to which shares he disclaims any beneficial interest.

 (5) Pursuant to Schedule 13D, dated September 29, 1994, filed with the Securities and Exchange Commission on behalf of Mr. Gabelli and certain affiliates, Gabelli Funds, Inc. and GAMCO Investors, Inc. In such Schedule 13D, Mr. Gabelli reported no investment or voting power over such shares; Gabelli Funds, Inc. reported sole investment and voting power over 358,000 shares and GAMCO Investors, Inc. reported sole investment power over 907,200 shares and sole voting power over 1,093,000 shares.

 (6) Includes all shares of Company Common Stock which each Director has rights to purchase, or will have such rights within sixty (60) days from March 13, 1995, under the Stock Option Plan for Directors (see discussion on Page
     10).

 (7) Includes all shares of Company Common Stock issued pursuant to the Restricted Stock Plan for Directors. The Board of Directors of the Company terminated the Restricted Stock Plan for Directors effective December 31, 1990 (see discussion on page 10).

 (8) Includes 4,500 shares held by a trust of which Dr. Dixon, a Director and stockholder of the Company and John Dwight, a stockholder, serve as co-trustees. Dr. Dixon holds shared voting power over such shares. Includes 2,069 shares owned by Dr. Dixon's children, as to which shares she disclaims any beneficial interest.

 (9) Includes 62,070 shares owned by Mr. Minton as trustee or custodian. Includes 82,348 shares owned by Mr. Minton's wife and 81,140 shares owned by his daughters, as to which shares he disclaims any beneficial interest. Includes Mr. Minton's interest in 9,213 shares under the Company's Employee Stock Purchase Plan and 178,032 shares which Mr. Minton has rights to purchase under the 1983 Stock Option Plan. Includes Mr. Minton's interest in 62,627 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(10) Includes 20,828 shares owned by Mr. Deasey's wife, as to which shares he disclaims any beneficial interest. Includes Mr. Deasey's interest in 1,629 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 27,400 shares which Mr. Deasey has rights to purchase under the 1983 Stock Option Plan.

(11) Includes Mr. Giacin's interest in 1,576 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants). Includes 1,952 shares under the Company's Employee Stock Purchase Plan and 8,000 shares which Mr. Giacin has rights to purchase under the 1983 Stock Option Plan.

(12) Includes Mr. Kenny's interest in 1,671 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 19,200 shares which Mr. Kenny has rights to purchase under the 1983 Stock Option Plan.

(13) Includes 800 shares owned by Mr. Moore's children, as to which shares he disclaims any beneficial interest. Includes Mr. Moore's interest in 6,260 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 18,281 shares which Mr. Moore has rights to purchase under the 1983 Stock Option Plan.

(14) Includes interest of Executive Officers in 103,701 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants). Includes interest of Executive Officers in 16,076 shares under the Company's Employee Stock Purchase Plan and 329,207 shares which Executive Officers have rights to purchase under the 1983 Stock Option Plan.

COMPENSATION OF DIRECTORS

     Directors, who are not employees of the Company, were paid an annual retainer of $16,000 in 1994. In addition, non-employee Directors were paid $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit, Compensation & Organization, Employee Benefits or Finance Committees or the Committee on Directors, was paid $1,600 for each committee meeting attended and all other non-employee Directors were paid $800 for each committee meeting attended. Non-employee Directors receive no other compensation from the Company and do not participate in any of the Company's compensation plans except for the Stock Option Plan for Directors described below. The compensation of each non-employee Director for 1994 did not exceed $45,000.

     THE RESTRICTED STOCK PLAN FOR DIRECTORS The Restricted Stock Plan for Directors provided that fifty percent of a Director's annual retainer was paid in cash and fifty percent was subject to an award of restricted Company Common Stock. Each non-employee Director of the Company was awarded the number of full shares of Company Common Stock (rounded to the nearest fifty shares) determined by dividing the dollar amount equal to fifty percent of the annual retainer by the last sale price of a share of Company Common Stock on the last trading day in January. An award was forfeited if the Director ceased to remain a member of the Board until January 1 of the year following the year of the award, except in the case of death or disability. A Director may not sell or otherwise transfer shares awarded under the Restricted Stock Plan for Directors for a period of five years after the date the award is granted, except in the event of death or disability. The Board of Directors of the Company terminated the Restricted Stock Plan for Directors effective December 31, 1990.

     STOCK OPTION PLAN FOR DIRECTORS The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company ("Participant").

     The Plan authorizes the granting of options to purchase shares of Company Common Stock ("Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options shall be exercised only by the Participant during his/her lifetime and only transferred by will or the laws of descent and distribution.

     Participants shall be granted an option to purchase 1,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, except that a Participant's initial option grant shall be 3,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 500,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 1992, 1993 and 1994 to, or for, the Chief Executive Officer, each of the next four highest paid Executive Officers of the Company, whose total annual salary and bonus exceeded $100,000 as of December 31, 1994, and Mr. Egan (whose employment with the Company terminated on October 17, 1994).

SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                       ------------------
                                         ANNUAL COMPENSATION
                                 ------------------------------------   AWARDS
                                                         OTHER ANNUAL  --------    LTIP     ALL OTHER
    NAME AND PRINCIPAL                                   COMPENSATION  OPTIONS   --------  COMPENSATION
         POSITION          YEAR   SALARY      BONUS(1)      (2)(3)     (SHARES)  PAY-OUTS   (4)(5)(6)
-------------------------- ----  ---------    ---------  ------------  --------  --------  ------------
DWIGHT C. MINTON           1994  $ 441,786    $     -0-   $  116,155(7) 116,300       --    $   36,931
Chairman of the Board,     1993    417,000      125,000       91,646(7)  23,400       --        91,955
Chief Executive Officer    1992    403,077      207,600       73,862(7)  29,000       --       117,364
and President

ANTHONY P. DEASEY          1994    205,143          -0-       43,108    35,400        --         9,943
Vice President             1993    193,385      112,250(8)    25,814     7,300   $94,565 (9)    32,417
Finance and Chief          1992    186,154      139,300(8)    11,353     8,900    32,336 (9)    42,495
Financial Officer

KENNETH J. GIACIN          1994    171,266          -0-       19,279    25,900        --         9,460
Vice President Business    1993    152,577       43,800        3,402     2,400        --        22,014
Development & Technology   1992    143,462       50,000        3,257     2,900        --        16,956

MICHAEL J. KENNY           1994    220,035          -0-       46,379    40,200        --        12,199
Vice President,            1993    206,154       58,800       25,304     9,000        --        32,059
President Specialty        1992    197,308       88,300       10,875    11,100        --        36,671
Products Division

DENNIS M. MOORE            1994    184,441          -0-       51,643    30,000        --        12,111
Vice President             1993    172,385       57,800       24,630    16,500        --        32,355
Administration             1992    165,385       73,900       10,943     7,900        --        39,439

WILLIAM C. EGAN, III       1994    200,112          -0-       55,670       -0-        --     1,203,843(10)
Vice President,            1993    246,692       58,800       25,739    10,900        --        43,752
President Arm &            1992    239,231       97,100        9,348    13,400        --        54,791
Hammer Division

---------------

 (1) Represents incentive compensation payments under the Company's Annual Incentive Compensation Plan (as discussed on page 17).

 (2) Includes premiums paid for long-term disability insurance, liability insurance and medical reimbursement plans. Total premiums paid on behalf of named individuals were as follows for 1994, 1993 and 1992, respectively:
     D.C. Minton $16,722, $17,156, $13,823; A.P. Deasey $10,720, $11,140,
     $7,953; K.J. Giacin $10,210, $3,402, $3,257; M.J. Kenny $11,666, $12,024,
     $8,625; D.M. Moore $10,767, $11,175, $7,824; W.C. Egan, III $12,339,
     $12,765, $9,348.

 (3) Includes interest paid by the Company in accordance with the Executive Stock Purchase Plan (described on Page 19 ). Total interest paid on behalf of named individuals was as follows for 1994 and 1993 respectively: D.C. Minton $32,387, $11,005; A.P. Deasey $32,387, $11,274; K.J. Giacin $9,069,
     $-0-; M.J. Kenny $32,387, $11,005; D.M. Moore $32,387, $11,005; W.C. Egan,
     III $28,630, $11,274.

 (4) Includes Company contributions, vested and unvested, under the Company's Investment Savings Plan and Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 1994, 1993 and 1992, respectively: D.C. Minton $4,500, $16,478, $16,269; A.P. Deasey $4,500,
     $19,052, $18,831; K.J. Giacin $4,500, $17,170, $16,363; M.J. Kenny $4,500,
     $18,397, $18,139; D.M. Moore $4,500, $20,292, $20,078; W.C. Egan, III
     $3,635, $16,478, $16,269.

 (5) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 1994, 1993 and 1992, respectively:
     D.C. Minton $12,772, $57,392, $86,149; A.P. Deasey $1,654, $9,333, $20,775;
     K.J. Giacin $638, $-0-, $-0-; M.J. Kenny $2,101, $8,631, $15,144; D.M.
     Moore $1,033, $6,335, $14,654; W.C. Egan, III $2,342, $21,351, $34,107.

 (6) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 1994, 1993 and 1992, respectively: D.C. Minton $19,659, $18,085, $14,946; A.P. Deasey $3,789,
     $4,032, $2,889; K.J. Giacin $4,322, $4,844, $593; M.J. Kenny $5,598,
     $5,031, $3,388; D.M. Moore $6,578, $5,728, $4,707; W.C. Egan, III $6,616,
     $5,923, $4,415.

 (7) Includes administrative services provided to Mr. Minton for personal use for 1994, 1993 and 1992, respectively: $54,855, $51,168 and $44,741.

 (8) Includes additional compensation paid to Mr. Deasey in the form of Company Common Stock, with a fair market value at the time of grants of $47,750 for 1993 and $61,000 for 1992, in connection with his commencement of employment.

 (9) Under the terms of the Long-Term Performance Plan, Mr. Deasey received $31,525 in cash and 1,970 shares of Company Common Stock with a fair market value of $32.00 per share as of the date of the pay-out in 1993 and $10,779 in cash and 858 shares of Company Common Stock with a fair market value of $25.125 per share as of the date of the pay-out in 1992.

(10) Includes $1,191,250 paid to, or on behalf of, Mr. Egan in connection with his termination of employment.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 1994 pursuant to the 1983 Stock Option Plan and the 1994 Incentive Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

                                                                              POTENTIAL REALIZABLE
                                                                                      VALUE
                                                                                AT ASSUMED ANNUAL
                                                                                      RATES
                                            INDIVIDUAL GRANTS                    OF STOCK PRICE
                              ---------------------------------------------     APPRECIATION FOR
                                         % OF TOTAL                                  OPTION
                                          OPTIONS                             TERM (10 YEARS)(2)(3)
                                         GRANTED TO    EXERCISE               ---------------------
                              OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION    5%
            NAME              GRANTED   FISCAL YEAR    ($/SHARE)     DATE      ANNUAL    10% ANNUAL
----------------------------  -------   ------------   ---------   --------   --------   ----------
Dwight C. Minton............   50,000       5.19        $22.625     5/25/04   $711,437   $1,802,921
                               66,300       6.88         17.125    12/21/04    714,039    1,809,515
Anthony P. Deasey...........   15,200       1.57         22.625     5/25/04    216,277      548,088
                               20,200       2.09         17.125    12/21/04    217,550      551,315
Kenneth J. Giacin...........   11,100       1.15         22.625     5/25/04    157,939      400,248
                               14,800       1.53         17.125    12/21/04    159,393      403,934
Michael J. Kenny............   17,300       1.79         22.625     5/25/04    246,157      623,811
                               22,900       2.37         17.125    12/21/04    246,629      625,006
Dennis M. Moore.............   12,900       1.33         22.625     5/25/04    183,551      465,154
                               17,100       1.77         17.125    12/21/04    184,164      466,708
William C. Egan, III(4).....       --         --             --          --         --           --

---------------
(1) Stock options, under the 1983 Stock Option Plan and the 1994 Incentive Stock Option Plan, are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. There can be no assurances that the amounts reflected in this table will be achieved.

(3) The gain to all stockholders for the same period at the assumed rates of stock price appreciation, based on the number of outstanding shares as of the date of grant, May 25, 1994, would be $278,282,000 and $702,330,000, respectively. The gain to Mr. Minton as a percentage of all stockholders' gain would be 0.51%.

(4) All stock options granted to Mr. Egan under the option plans expired shortly after his termination of employment with the Company on October 17, 1994.

     The following table sets forth information for both option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table during 1994, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 1994, and (ii) values for in-the-money options which represent the spread between the exercise price of such stock options and the price of Company Common Stock as of December 31, 1994.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 1994 AND OPTION VALUE
                              AT DECEMBER 31, 1994

                                                     NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                           OPTIONS                IN-THE-MONEY OPTIONS
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
         NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  -----------   --------   -----------   -------------   -----------   -------------
Dwight C. Minton.......     16,425     $263,484     178,032        168,700       $ 500,073       $58,012
Anthony P. Deasey......         --           --      27,400         51,600          78,800        17,675
Kenneth J. Giacin......         --           --       8,000         31,200              --        12,950
Michael J. Kenny.......         --           --      19,200         60,300              --        20,037
Dennis M. Moore........         --           --      18,281         54,400          10,921        14,962
William C. Egan,
  III(1)...............         --           --          --             --              --            --

---------------
(1) Mr. Egan's employment with the Company terminated on October 17, 1994.

     EMPLOYMENT SEVERANCE AGREEMENTS The Company has a policy of entering into Employment Severance Agreements with certain Executive Officers, including each Executive Officer named in the foregoing table, which provide for benefits upon certain terminations of employment within three years after a "Change of Control" (defined to include: (i) the acquisition by a person or group of twenty-five percent or more of Company Common Stock; (ii) a change in the majority of the Board of Directors not approved by the pre-change Board of Directors; or (iii) the approval by the stockholders of the Company of a merger, consolidation, liquidation, dissolution, or sale of all the assets of the Company).

     The agreements expire three years after a Change of Control and immediately upon the earlier of the employee's death, permanent disability, retirement, or termination of employment for cause. In addition, under certain circumstances the agreements may be terminated by the Board of Directors prior to a Change of Control.

     Benefits for a termination, other than a termination described in the immediately preceding paragraph, within one year following a Change of Control, include: (i) severance pay of three times the employee's highest annual salary during the three years immediately preceding termination; (ii) three times the employee's highest annual bonus during the three years immediately preceding termination and (iii) continued participation in the Company's benefit plans for an additional three years. The benefits to be paid to the employee, if terminated more than one year after a Change of Control, decline ratably over a 36 month term for each month the employee remains employed with the Company following the one year anniversary date of a Change of Control.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                 AMONG COMPANY, PEER GROUP(1) AND S&P 500 INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          COMPANY         PEER GROUP       S&P 500
1984                                     34.44           29.10           39.58
1985                                     61.93           40.36           52.14
1986                                     65.15           51.41           61.87
1987                                     69.96           59.31           65.12
1988                                     61.46           63.87           75.94
1989                                    100.00          100.00          100.00
1990                                     95.65          118.84           96.89
1991                                    164.19          138.45          126.42
1992                                    173.98          155.10          136.05
1993                                    159.70          172.60          149.76
1994                                    103.75          187.35          151.74

(1) The Peer Group consists of Clorox Company, Colgate-Palmolive, Procter & Gamble and Unilever, N.V.

                       FIVE-YEAR            TEN-YEAR
                    AVERAGE ANNUAL      AVERAGE ANNUAL
                        RETURN               RETURN
                    --------------      --------------
Company                  .7                 11.7

PEER Group             13.4                 20.5

S & P 500               8.7                 14.4


                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

     The Company's executive compensation program is determined and administered by the Compensation & Organization Committee of the Board of Directors (the "Compensation Committee"), which is composed of Dr. Dixon (Chairman) and Messrs. Baldwin, Beeby, Leggett and Whitney, all of whom are non-employee Directors. The Compensation Committee is responsible for all compensation decisions regarding the Company's Executive Officers, subject to the approval of the Board of Directors(1). Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

COMPENSATION PHILOSOPHY

     The Company's Mission Statement calls for performance "in the top quarter of American businesses." In order to attain this objective, the Company believes that it must be able to attract, motivate and retain qualified people with the talent, skills and abilities to enable the Company to achieve such results. Accordingly, the Compensation Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     The executive compensation program is comprised of base salary, annual incentive compensation and long-term incentive compensation components. The level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable, to the level of total compensation paid to executives with comparable responsibilities in a peer group of 21 consumer products companies identified by the Company, using external surveys, as being competitive for personnel with the Company. From such surveys compensation paid to executives is adjusted to reflect the relative size differences of the companies contained in the group. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although not necessarily the same companies with which the Company would meaningfully compare its performance in the marketplace. The Compensation Committee generally seeks to maintain annual compensation (base salary and annual incentive compensation) and welfare benefits at an average level, perquisites at a lower than average level, and long-term incentive compensation at a higher than average level, as compared with similar types of compensation paid to executives in the peer group. It should be noted that the incentive compensation component of executive compensation tends to be more performance sensitive, both individual and Company performance, than the other compensation components. The Compensation Committee gives emphasis to long-term incentive compensation in the form of stock options, because such compensation places the Executive Officers of the Company in the same position as long-term stockholders. As a result, business decisions are improved and Executive Officers receive gains that are consistent with those realized by stockholders of the Company.

---------------

(1) With the exception of decisions as to awards granted under certain of the Company's employee benefit plans, which are made solely by the Compensation Committee in order for such plans to satisfy the disinterested administration requirement of Rule 16b-3 under the Securities Exchange Act of 1934.

     The following is a discussion of each of the elements of the Company's executive compensation program, along with a discussion of actions taken by the Compensation Committee with respect to the Chief Executive Officer's compensation.

BASE SALARY

     Base salary for each Executive Officer is determined using two factors: (i) the performance of the individual Executive Officer and (ii) a comparison of such Executive Officer's base salary to that of his counterparts in the Company's peer group as shown in the periodic external salary surveys described above. The more important of these two factors is the evaluation of the Executive Officer's performance, including such Executive Officer's level of responsibility, his contribution to the achievement of the Company's strategic operating objectives and other performance goals established by the Executive Officer to whom such Executive Officer reports (or for the area or department in which such Executive Officer works). These objectives and goals are specific to both the Company's performance and the individual Executive Officer's performance.

     Among the Company's performance criteria, approved by the Board of Directors and used by the Compensation Committee, in determining base salary are: (i) the Company's financial performance compared with its performance in the prior year, including the Company's overall financial condition, return on equity and amount of sales and (ii) the achievement of the Company's overall business plan including earnings per share for the prior fiscal year. Performance management goals for each Executive Officer (or for the area or department of his responsibility) are established by the Executive Officer to whom such Executive Officer reports, the level of achievement of which for the prior year is used by the Compensation Committee in determining the base salary of such Executive Officer. Factors taken into account in determining the individual or group performance goals are: (i) such Executive Officer's ability to develop personnel within the area of his responsibility, (ii) the achievement of quality improvement objectives, and (iii) certain other objectives specific to such Executive Officer's area or department of responsibility. The base salaries paid to Executive Officers in 1994 reflect the Company's fair financial performance in 1993, compared with the prior year.

     After each Executive Officer's base salary is determined by the Compensation Committee using the foregoing criteria, the Compensation Committee may adjust the base salary of such Executive Officer if the Compensation Committee determines that such salary is not competitive with that of comparable executives in the Company's peer group or for other reasons consistent with the Compensation Committee's policy to attract, motivate and retain qualified Executive Officers. Base salaries paid to Executive Officers in 1994 were primarily at the median level in comparison with the Company's peer group.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards for Executive Officers are awarded under the Company's Incentive Compensation Plan and are based on both corporate and individual performance. The size of the aggregate incentive compensation pool, if any, from which individual annual bonuses are paid, is based on an amount of the Company's after-tax profits that may be payable as incentive compensation to participants assuming achievement of the Company's performance targets and average performance by individual participants. The aggregate incentive compensation award pool is either increased or de-creased, depending on the percentage by which actual operating earnings per share exceeds or falls short of the target operating earnings per share approved by the Board of Directors for the relevant fiscal year. For each one percent that actual operating earnings per share exceeds the target operating earnings per share, the aggregate award pool is increased by two percent. Conversely, for each one percent that actual operating earnings per share is less than the target operating earnings per share, the aggregate award pool is decreased by four percent.

     After the amount of the aggregate award pool is determined using the foregoing method, each individual Executive Officer's annual incentive compensation is determined by the Compensation Committee using the applicable percentage of base salary for each such Executive Officer. The applicable percentage of base salary is determined in accordance with the Company's Incentive Compensation Plan and ranges from thirty to fifty percent depending on the position and level of the Executive Officer with the Company. The individual bonuses can be higher or lower based on criteria evaluated by the Compensation Committee, including: (i) such Executive Officer's achievement (or contribution to the achievement by such Executive Officer's department or area of responsibility) of personal targets and objectives and (ii) the evaluations and recommendations of the Chief Executive Officer and Human Resources Department as to such Executive Officer's annual incentive compensation. The personal targets and objectives are the same as those described above used by the Compensation Committee in determining such Executive Officer's base salary.

     Additionally, the Compensation Committee may adjust the amount of the incentive compensation award pool and individual incentive compensation awards if, in any given year, unusual or nonrecurring factors affect the operating earnings of the Company in a manner which is not reflective of the actual performance of the Company or Executive Officers for such year.

     The Compensation Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of such Executive Officer's level of achievement of the specific performance-related goals.

     For 1994, the aggregate incentive compensation pool was reduced to zero as a result of a significant operating earnings shortfall in comparison with target operating earnings. Additionally, in December 1994, the Compensation Committee reviewed this result using the criteria discussed above and determined that no annual incentive compensation awards would be paid to any Executive Officer for the year ended December 31, 1994. This is reflected in the foregoing tables. Accordingly, incentive compensation awards paid to Executive Officers for 1994 were significantly below the median level in comparison with the Company's peer group.

LONG-TERM AND OTHER COMPENSATION

     In addition to the base salary and annual incentive compensation components of Executive Officers' compensation, the total compensation for Executive Officers includes a long-term incentive component in the form of stock options granted under the Company's 1983 Stock Option Plan. The Compensation Committee believes that stock ownership encourages management to enhance stockholder value. Stock option grants are intended to motivate and reward Executive Officers and other key management employees for improving the overall financial condition of the Company over a period of time. The 1983 Stock Option Plan is also intended to induce continued employment of key management employees with the Company and, by offering incentives comparable to those offered by the Company's peer group, to enable the Company to compete for, attract and retain skilled management personnel. The Company encourages participants in the plan to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company. The amount of options currently held by Executive Officers is not a factor in determining the amount of stock options to be granted under the Plan.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period subject to a three-year vesting period, at the fair market value per share on the date of grant. Generally, the number of options granted to an Executive Officer is based on a percentage of the Executive Officer's base salary, determined by the Compensation Committee considering the recommendations of the Human Resources Department, and the market price per share on the date of grant. The determination of such percentage of base salary takes into account the Executive Officer's responsibilities with the Company (i.e., more options are given to employees and executives in higher levels and positions). Options are generally granted on an annual basis to each Executive Officer, and the number of options granted is periodically evaluated to ensure that the Company maintains a compensation program for each Executive Officer in accordance with the Compensation Philosophy discussed on Page 16. In May 1994, stock options were granted to the Executive Officers using the foregoing criteria. Such stock options are included in the foregoing tables.

     In addition to the aforementioned, on December 21, 1994, the Board of Directors, upon the recommendation of the Compensation Committee, approved the 1994 Incentive Stock Option Plan. The 1994 Incentive Stock Option Plan, which contains substantially similar terms to those terms contained in the 1983 Stock Option Plan, is designed to provide long-term incentives to retain current employees with the requisite skills and abilities to enable the Company to return to the high level of financial performance which has been enjoyed by stockholders in years past. In December 1994, stock options were granted to the Executive Officers using the above criteria. It is anticipated that the stock options granted to management employees, including Executive Officers, in December 1994 are in lieu of the stock options to be granted in May 1995 pursuant to the 1983 Stock Option Plan. Such stock options are included in the foregoing tables.

     Effective May 26, 1993, the Company adopted, and the Board of Directors approved, the Executive Stock Purchase Plan whereby certain Executive Officers, including each Executive Officer named in the foregoing tables, with the exception of Mr. Giacin, made a purchase of 10,000 shares of restricted Company Common Stock at a price of $32.25 per share, the market price on the date of purchase. The Company has the right to purchase such shares, at fair market value, in the event of such participant's retirement, death, or termination of employment. The transactions were financed by loans to each participant by a financial institution, which were guaranteed by the Company. In addition, the interest accruing on such loans is paid by the Company on behalf of each participant.

     Effective May 25, 1994, the Board of Directors approved an additional purchase by certain Executive Officers, including each Executive Officer named in the foregoing tables, of 10,000 shares of restricted Company Common Stock each pursuant to the Executive Stock Purchase Plan. The purchases were made at a price of $22.625 per share, the market price on the date of such purchases.

     The Company adopted its Long-Term Performance Plan, effective January 1, 1988, but terminated the plan effective December 31, 1990. Awards granted prior to December 31, 1990, remain outstanding and will be valued and paid in accordance with the Long-Term Performance Plan. As a result, the foregoing tables indicate that Mr. Deasey received a payment under this plan. No additional awards were granted in 1994 nor will any future awards be granted under this plan.

     The Compensation Committee has not yet adopted a policy regarding Section 162(m) of the Internal Revenue Code as amended by the Omnibus Budget Reconciliation Act, which provides in part for a $1 million annual limitation on the deduction by the Company of compensation paid to any Executive Officer for federal income tax purposes.

     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, the Company has adopted a Deferred Compensation Plan under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee evaluates the performance of Mr. Minton, the Company's Chairman, Chief Executive Officer and President, and determines the amount of Mr. Minton's total compensation, which is subject to approval of the non-employee members of the Company's Board of Directors.

     The Compensation Committee's bases for determining the total compensation for Mr. Minton are substantially the same as discussed above with respect to the Company's Executive Officers. As with the other Executive Officers, the Compensation Committee seeks to maintain Mr. Minton's base salary at a level competitive with chief executive officers of other companies in the Company's peer group, although Mr. Minton's base salary and his incentive compensation are more significantly affected by the Company's performance and his individual performance in each year. Such compensation for 1994, which was slightly below the median level with respect to the Company's peer group, was determined, in part, upon the failure of the Company to achieve its 1993 profit plan. The Compensation Committee also made a judgment as to the quality of the Company's earnings, as well as the overall health of the Company's business and the financial condition of the Company. Additionally, the Compensation Committee recognized that Mr. Minton has served as Chief Executive Officer of the Company since 1968 and took into account the length and significance of his service to the Company and the Company's substantial growth during this period. Mr. Minton's base salary for 1994 reflected the Company's operating results in 1993.

     In December 1994, the Compensation Committee reviewed Mr. Minton's performance for 1994 and determined in its judgment that, because the Company did not achieve its target operating earnings per share, Mr. Minton should not receive any annual incentive compensation as set forth in the foregoing tables. Mr. Minton's incentive compensation target percentage of base salary is fifty percent. The incentive compensation paid to Mr. Minton for 1993 was substantially lower than the incentive compensation paid for 1992 as a result of the incentive compensation award pool being decreased in 1993 and Mr. Minton's less than target individual rating. Mr. Minton's incentive compensation was higher in 1992 because the incentive compensation award pool was unadjusted in 1992 as the Company achieved its target operating earnings per share and Mr. Minton achieved his target individual rating. The lack of an incentive compensation award for Mr. Minton in 1993 places him substantially below the median level in comparison with the Company's peer group.

     Additionally, in May 1994 and December 1994, the Compensation Committee granted Mr. Minton options exercisable for 50,000 shares and 66,300 shares of the Company's Common Stock, respectively, in accordance with the percentage of base salary approved by the Compensation Committee. As described above, with respect to the other Executive Officers, such percentage was determined based on the position of Mr. Minton with the Company and an evaluation of Mr. Minton's overall compensation package relative to that of the other chief executive officers in the Company's peer group.

SUBMITTED BY THE COMPENSATION & ORGANIZATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:

Rosina B. Dixon, M.D., Chairman
Cyril C. Baldwin, Jr.
Robert H. Beeby
John D. Leggett, III, Ph.D.
John O. Whitney

TRANSACTIONS WITH MANAGEMENT

     In January 1995 the Company extended demand loans to Dennis M. Moore, Vice President Administration, and Mark A. Bilawsky, Vice President, General Counsel and Secretary, in the amounts of $300,000 and $150,000, respectively, with interest computed at an annual rate equal to the prime rate plus one percent. Each loan is secured by a mortgage and will be repaid in amounts equal to one half of the net cash received by Messrs. Moore and Bilawsky, after the effective date of the loans, from their respective Incentive Compensation Award.

     In 1992, the Company extended a loan in the amount of $125,000, without interest, to James E. Barch, former Vice President Marketing Household Products, in connection with his commencement of employment with the Company and relocation to New Jersey. The loan to Mr. Barch was forgiven at a rate of $25,000 per year for each year Mr. Barch remained employed with the Company. On October 10, 1994, Mr. Barch's employment with the Company terminated and the remaining balance of the loan was forgiven.

     During 1994, the Company periodically engaged Munson Placement Service, Inc. to provide personnel services. Ronald D. Munson, Vice President International Operations, is the Secretary and forty percent stockholder of the Munson Placement Service, Inc. and his spouse is the President and sixty percent stockholder. In 1994, the Company paid approximately $114,000 to Munson Placement Service, Inc. Such transactions were made in the course of ordinary business practices.

SECURITIES EXCHANGE ACT REPORTS

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1994. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 1994, except that (i) Mr. William R. Becklean, a Director of the Company, inadvertently filed two late reports each relating to one transaction in Company Common Stock; (ii) Mr. John O. Whitney, a Director of the Company, inadvertently filed one late report relating to one transaction in Company Common Stock and (iii) Mr. Albert R. Nicusanti, Vice President and General Manager, Arm & Hammer Household Products, inadvertently filed one late report relating to one transaction in Company Common Stock. All other reports for Messrs. Becklean, Whitney and Nicusanti were filed timely.

                           PROPOSED AMENDMENT TO THE
                             1983 STOCK OPTION PLAN

     The Board of Directors unanimously adopted an amendment to the 1983 Stock Option Plan, at its February 22, 1995 meeting, to increase the number of shares of Company Common Stock authorized for issuance under the Plan, subject to the approval of the Stockholders. Such increase is necessary, since options for substantially all of the shares presently authorized under the Plan have been granted to the Company's key management employees. Without giving effect to this increase, 136,387 shares remain available as of March 13, 1995 for future option grants under the Plan.

     The 1983 Stock Option Plan was originally adopted by the Board of Directors in March 1983 and approved by the shareholders on May 5, 1983. The number of shares of Company Common Stock issuable under the Plan is 2,250,000, adjusted to reflect stock splits. The amendment to the Plan will increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares to an aggregate of 5,250,000 shares.

     The need for additional shares is to continue the Plan, as well as the Company's policy of providing an opportunity to its key management employees to acquire Company Common Stock through the grant of stock options, which will more clearly align the interests of key management employees with those of the Company's stockholders. The Company believes that its continued ability to provide such incentives to the Company's key management employees, will enable the Company to attract employees with outstanding abilities and to retain such employees. This will also assist the Company in continuing its policy of providing compensation to its key management employees which is more closely related to the performance of the Company. The increase in shares reserved for issuance under the 1983 Stock Option Plan has been necessitated by the growth in the number of employees since 1983 and the grant of additional stock options to key management employees as previously granted options vest and become exercisable.

     The 1983 Stock Option Plan is summarized below. The full text of the Plan, as amended, is set forth in Appendix A to this Proxy Statement, and the following discussion is qualified by reference thereto.

SUMMARY OF THE PLAN

     Stock options may be granted under the Plan only to those employees of the Company and its subsidiaries who are determined to be key management employees by the Board of Directors or the Stock Option Plan Committee of the Board.

     The Plan permits the granting of options which are subject to the provisions of Section 422A of the Internal Revenue Code of 1986 (the "ISO Option") and/or non-qualifying options (the "Non-Qualifying Option"), at the discretion of the Board. The Internal Revenue Code permits the granting of ISO Options only for a period of ten years commencing on the effective date of the Plan. Accordingly, the Plan may no longer grant ISO Options.

     The Plan authorizes the Board to grant options to purchase shares of Company Common Stock ("Stock") at the fair market price of the Stock at the date of grant. The maximum term during which these Options could be exercised is ten years. Within this maximum term, the Options could be exercised only by the participant during his lifetime and only transferred by will or the laws of descent and distribution.

     The aggregate fair market value (determined as of the date of grant) of ISO Options which may be granted to a participant in any one calendar year is $100,000. This limitation does not apply to the Non-Qualifying Options.

     The Plan authorizes the imposition of terms and conditions, in addition to those specifically provided in the Plan.

     FEDERAL INCOME TAX TREATMENT In general, the grant of an award will have no taxable consequence for either the participant receiving the award or the Company.

     Non-Qualifying Option. Upon the purchase of shares pursuant to the exercise of a Non-Qualifying Option, the excess of the fair market value of the shares on the exercise date over the option price will be considered compensation taxable as ordinary income to the employee. The Company may claim a tax deduction at the time and in the amount that taxable compensation is realized by the employee. In the event of sale of shares, any appreciation after the date of exercise will qualify as capital gain. The participant's adjusted basis in the Stock will be the sum of the Option price and any compensation realized by the employee upon acquisition of the disposed shares.

     ISO Option. The realized gain resulting from the purchase of shares pursuant to the exercise of an ISO Option will be an item of tax preference for the participant. The exercise, otherwise, will have no taxable consequence for either the participant receiving the award or the Company. Only the sale of the Stock acquired by exercise of the option will generate a taxable event. Except as provided in the next paragraph, any gain the employee realizes upon the sale of the Stock (provided that the Stock has been held for the requisite holding period) is long-term capital gain. The Company is not entitled to a tax deduction from the option, and the Company must consider only the amount actually paid by the employee as the amount paid for the Stock.

     The employee must hold the Stock for a minimum of two years after the option is granted, and for one year after the option is exercised. Failure to comply will result in the entire gain being taxed as ordinary income to the individual, with the Company being entitled to a corresponding tax deduction.

     The Company's Stock is traded on the New York Stock Exchange.

     The Board of Directors recommends that stockholders vote "FOR" the proposed Amendment to the 1983 Stock Option Plan. The Amended Plan will not be put into effect unless and until it is approved by the Stockholders.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for the approval of the Amended Plan.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board appointed Deloitte & Touche as independent auditors for the Company to examine its consolidated financial statements for 1995, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. A representative of Deloitte & Touche will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.

                        STOCKHOLDER PROPOSAL RELATING TO
              THE ELECTION OF DIRECTORS ANNUALLY AND NOT BY CLASS

     Mr. John J. Gilbert of 1165 Park Avenue, New York, New York 10128-1210, the beneficial owner of 1,670 shares, has indicated that the following resolution will be introduced at the meeting:

          RESOLVED: That the stockholders of Church and Dwight Co., Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

          REASONS: Supporting along the lines we suggest were shown at the last Annual Meeting when 9.7%, or 4,093,461 votes were cast in favor of this proposal (information regarding number of stockholders is unavailable).

     Last year ARCO, to its credit, voluntarily ended theirs, stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industry, Hanover Direct, Campbell Soup and others.

     Because of normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

     Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they do not have a staggered board.

     The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes to get rid of the chairman the meeting had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Similar proposals were submitted to stockholders by Mr. Gilbert at the 1989, 1990 and 1994 Annual Meeting of Stockholders. In each instance the proposal was overwhelmingly rejected by stockholders. In 1994, 83.5% of the votes were cast against the proposal, 9.7% of the votes were cast for the proposal and 6.8% of the votes either abstained or did not vote.

     Article FIFTH of the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes with the terms of each class expiring in successive years. This provision was submitted to stockholders at the 1980 Annual Meeting of Stockholders, and overwhelmingly approved by more than 97% of the votes cast.

     The Board of Directors continues to believe that electing Directors by classes is in the best interest of the Company's stockholders, since it helps to insure the continuity and stability of Company leadership and Board policy. Because only approximately one-third of the Directors are elected each year (barring death, resignation, or removal of Directors) under the classification system, at any given time more than a majority of the Directors will have been Directors of the Company for at least one year.

     The classification of the Board also makes it more difficult for a large stockholder to abruptly change the entire Board of Directors, without the support of the Directors who are in office. This improves the ability of the Board of Directors to act on behalf of the stockholders by encouraging those who might seek to acquire control of the Company, to engage in meaningful arm's-length negotiations with the Company's Board of Directors, to permit the Board of Directors to make informed decisions, after receiving and analyzing all relevant information with respect to any offer, and evaluate economic alternatives to obtain the best possible value for stockholders.

     For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of stockholders and recommends a vote "AGAINST" this proposal.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for approval of this proposal.

STOCKHOLDER PROPOSAL RELATING TO INCLUSIVENESS OF MINORITIES ON THE BOARD OF DIRECTORS.

     The Society of Catholic & Medical Missionaries, Inc., also known as the Medical Mission Sisters, of 20 Belgrade Avenue, Room 6, Roslindale, Massachusetts 02131, the beneficial owners of 200 shares, and the Dominican Congregation of Our Lady of The Rosary, of Sparkill, New York, the beneficial owners of 3,000 shares, have indicated they will introduce the following resolution at the meeting:

          Our Company has made statements affirming our policy of non-discrimination in employment, a position we commend as shareholders. However, this position is not reflected in our Board of Directors which presently does not include minorities. We believe major corporations, aware that employees, customers and stockholders include a broad diversity in terms of sex and race, should have a Board that includes persons of diverse racial backgrounds.

     There is an increased awareness of the issue of diversity in Corporate America. In a global marketplace that grows increasingly more competitive, companies need to have a Board that reflects this diversity.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the U. S., recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     Women and minorities comprise fifty percent of America's workforce and purchasing population.

     We believe Boards of Directors of many corporations have benefitted from the perspectives gleaned from well qualified minority members. In addition, increasingly individual and institutional investors are voting their proxies against boards which are not representative and have no minorities. We believe it is not in our Company's best long range interests to keep a board that excludes minorities.

     Increasingly, major corporations are broadening their boards by including minorities. We believe our Company should show similar leadership and open up the Board to qualified people of all races.

     THEREFORE BE IT RESOLVED, that shareholders request:

          1. The nominating committee of the Board make a greater effort to search for qualified minority candidates for nomination to the Board of Directors.

          2. Report on our Corporation's nominating process to provide diversified representation on our Board of Directors.

          3. Issue a statement publicly committing the Company to a policy of board inclusiveness with an indication of a timeline in which shareholders can expect to vote for a diverse Board that reflects the purchasing population.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     A similar proposal was submitted to stockholders by the Medical Mission Sisters at last year's Annual Meeting. In such meeting, 86.7% of the votes were cast against the proposal, 5.7% of the votes were cast for the proposal and 7.6% of the votes either abstained or did not vote.

     The Company's Mission Statement calls for the Company to seek to attain and maintain performance "in the top quarter of American businesses." In order to further the achievement of this objective, the Committee on Directors of the Board, which functions as a nominating committee, seeks to select and recommend qualified persons for nomination as directors based on their individual talents, experience, functional skills and abilities without regard to race, religion, national origin and gender.

     The Board believes that to require the preparation of narrowly-focused reports or the establishment of specific quotas and arbitrary deadlines could impede or limit the selection and nomination process. Rather, the Board believes that the objective of the selection and nomination process should be to produce a pool of qualified candidates with diverse backgrounds that will complement the skills and backgrounds of the other members of the Board.

     The Board believes that the interests of the Company and its stockholders are best served by having a highly qualified and independent Board with diverse backgrounds. The Company has taken appropriate steps to create such a Board. The Board and the Committee on Directors are committed to a selection and nomination process that functions without regard to the race, religion, national origin and gender of potential candidates. The Board believes that this commitment is more meaningful to stockholders and the community at large than the matters requested in the proponent's proposal.

     Accordingly, the Board recommends that stockholders vote "AGAINST" the stockholder proposal regarding inclusiveness of minorities on the Board of Directors.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for the approval of this proposal.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 1996 Annual Meeting of Stockholders must be received no later than December 1, 1995, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for 1994, including financial statements, is being furnished, simultaneously with this Proxy Statement, to all stockholders of record as of the close of business on March 13, 1995, the record date for voting at the Annual Meeting.

                                            MARK A. BILAWSKY
                                            Vice President, General Counsel
                                            and Secretary

Princeton, New Jersey
March 31, 1995

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Stockholders' Meeting.

     The Company will notify stockholders of record who are natural persons, in advance of a Stockholders' Meeting, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 11, 1995

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the                     shares of the Company's Common Stock held of
record by the Undersigned on March 13, 1995                     shares have been
beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            Dated:
                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------
                                                    Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The certification should be returned to:

                                            Church & Dwight Co., Inc.
                                            469 North Harrison Street
                                            Princeton, New Jersey 08543-5297
                                            Attention: Treasurer

                                   APPENDIX A

                             1983 STOCK OPTION PLAN

     1. PURPOSE: The purpose of the 1983 Stock Option Plan (the "Plan") is to provide long-term incentive compensation to key management employees of Church & Dwight Co., Inc. (the "Company") whose performance can make a substantial contribution to the long-term growth and prosperity of the Company. The Plan is designed to encourage existing and future key management employees to increase the long-term value of the Company to its stockholders by affording such employees opportunities to become stockholders and thereby to share the risks and rewards which accompany such status.

     2. ADMINISTRATION: The 1983 Stock Option Plan Committee of the Board of Directors (the "Committee") will have exclusive responsibility and authority to administer and interpret the provisions of this Plan. The Committee shall record its proceedings under the Plan.

     3. ELIGIBILITY: All full-time key management employees of the Company and its subsidiaries are eligible to receive awards under the Plan.

     4. AWARDS: Subject to approval of the Board of Directors, from time to time the Committee may make awards to such key management employees as it may select (Participants) on whatever terms it deems appropriate in a particular case and not inconsistent with the Plan. Each award may consist of: (i) an option to purchase a stated number of shares of the Company's capital stock ("Stock") such option being subject to the provisions of Section 422A of the Internal Revenue Code of 1954 (the "ISO Option"); and/or (ii) a second option, which shall be a non-qualifying option, to purchase an additional stated number of shares of the Company's Stock (the "Non-Qualifying Option"). The Date of Grant shall be the date on which the Committee acts to make the award or such later date as it specifies when it makes the award.

     5. OPTIONS: (a) Each option shall have an option price at least equal to the fair market value of the Company's Stock on the Date of Grant, as determined by the Committee; shall expire on the tenth anniversary of the Date of Grant; shall be exercisable by the Participant during his lifetime only by him; shall be transferable by him only by will or under the laws of descent and distribution and shall be exercisable during its term as determined by the Committee. Each option shall be evidenced by an option agreement in writing stating the price, term and method of exercise of the option, the number of shares as to which the option is granted, the type of option granted, the disposition of the option to the extent unexercised upon the termination of the Participant's employment by the Company, and such other terms as the Committee may deem appropriate and not inconsistent with the Plan. Upon the forfeiture of an option it may be granted to another Participant.

     (b) The aggregate fair market value (determined as of the time the option is granted) of the Stock for which a Participant may be granted ISO Options in any calendar year (under all plans of the Company) shall not exceed $100,000 plus any unused limit carryover to such year.

     (c) An ISO Option is not exercisable while there is Outstanding any ISO Option which was granted, before the granting of such subsequent ISO Option, to such Participant to purchase stock in the Company or any of its Subsidiaries, or a predecessor of the Company or any of its Subsidiaries.

     (d) A Non-Qualifying Option need not be exercised in sequential order.

     6. RESERVATION OF SHARES AND CHANGES IN CAPITALIZATION: The Company hereby reserves 5,250,000 total shares of its authorized but unissued Stock for issuance pursuant to the exercise of all options. The Company may issue either authorized but unissued Stock or Treasury Stock upon exercise of any option. The number of shares of authorized but unissued Stock reserved for such issuance shall be reduced by any shares of Treasury Stock issued upon exercise of any option. The aggregate number and types of shares reserved under the Plan and as to which options may be granted to any individual shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in capitalization in order to prevent dilution.

                                                                        CHURCH &

                                                              DWIGHT  CO.,  INC.

                                                                           1995
                                                              -----------------
                                                              -----------------
                                                                      NOTICE OF
                                                                 ANNUAL MEETING
                                                                OF STOCKHOLDERS
                                                                            AND
                                                                PROXY STATEMENT
                                                                ---------------
                                                                ---------------


                                                                   MEETING DATE

                                                                   MAY 11, 1995

                                     (LOGO)

                                                Consumer and Specialty Products
Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           CHURCH & DWIGHT CO., INC.
             469 North Harrison Street, Princeton, N.J. 08543-5297

   The Undersigned, having received the Notice of Meeting and Proxy Statement dated March 31, 1995, hereby appoints ROSINA B. DIXON, M.D., JOHN D. LEGGETT, III Ph.D. and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 11th day of May, 1995 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items on the reverse side hereof as set forth in the Notice of Meeting and Proxy Statement.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                  (Continued and to be signed on reverse side)



                                                       /X/     Please mark
                                                              votes as this
                                                               in blue or
                                                               black ink
          __________________    ______________
            COMMON SHARES        TOTAL VOTES



THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEMS 1, 2 AND 3.
                                                       FOR
ITEM 1--ELECTION OF DIRECTORS                      all nominees
        Nominees: Robert H. Beeby, J. Richard      listed (except
        Leaman, Jr., Dwight C. Minton, and         as indicated       WITHHOLD
        John O. Whitney.                           to the contrary)    for all
                                                       / /               / /

INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the following space:

-----------------------------------------------------

ITEM 2--Approval of an amendment to the 1983 Stock Option Plan increasing the number of shares authorized for issuance under the plan.

          FOR                  AGAINST                   ABSTAIN
          / /                    / /                       / /

ITEM 3--Approval of appointment of Deloitte & Touche as independent auditors of the company's 1995 financial statements.

          FOR                  AGAINST                   ABSTAIN
          / /                    / /                       / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.


ITEM 4--Stockholder proposal relating to the election of Directors annually and not by class

          FOR                  AGAINST                   ABSTAIN
          / /                    / /                       / /

ITEM 5--Stockholder proposal relating to the search for qualified minority candidates for nomination to the Board of Directors.

          FOR                  AGAINST                   ABSTAIN
          / /                    / /                       / /


ITEM 6--Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.




                              Please check if you    / /
                               plan to attend the
                                 ANNUAL MEETING

Dated:                                     , 1995
      -------------------------------------

-------------------------------------------------
              Signature of Stockholder

-------------------------------------------------
             (Signature if held jointly)

Please sign exactly as name appears on this card. When signing as an attorney, executor, administrator or trustee, or for a corporation, please give us your full title. For joint accounts, each owner should sign.



  PLEASE SPECIFY CHOICE, DATE, SIGN AND RETURN THIS PROXY IN THE
                     ENCLOSED ENVELOPE.